PEACHTREE ALTERNATIVE STRATEGIES FUND

Institutional Shares

Supplement dated September 30, 2021 to the Prospectus,

dated August 30, 2021

This Supplement provides new and additional information beyond that in, and should be read in conjunction with, the Fund’s Prospectus.

Investment Adviser Change in Control

Homrich & Berg, Inc. (“H&B”), the Fund’s investment adviser, entered into an agreement to sell a minority ownership interest in its firm to NMSEF I Holdings V, L.P. (“NMSEF”) (as successor to New Mountain Strategic Equity Fund I, L.P. by assignment) and NMC HB, Inc. (“NMCHB”), both of which are affiliates of New Mountain Capital, LLC, a growth-oriented investment firm with over $30 billion in assets under management (NMSEF and NMCHB are hereinafter collectively referred to as “New Mountain”). To effectuate this agreement, H&B created a new subsidiary, HB Wealth Management, LLC (“HBWM”), and contributed substantially all of its assets to HBWM in exchange for a majority ownership interest (59.15%) in HBWM, with other legacy owners of H&B owning an additional 0.85% interest in HBWM through an entity known as HB Legacy Owners LLC. NMSEF and NMCHB then invested in HBWM in exchange for a minority ownership interest in HBWM (NMSEF 38.82% and NMCHB 1.18%) (the “New Mountain Transaction”). In connection with these transactions, HBWM assumed the rights and obligations formerly held by H&B. The New Mountain Transaction closed on September 30, 2021, and HBWM now serves as the interim investment adviser to the Fund pursuant to an interim investment advisory agreement between the Fund and HBWM (the “Interim Advisory Agreement”) that was approved by the Fund’s Board of Trustees (the “Board”) at a meeting held on September 22, 2021 (the “Meeting”).

Under the Investment Company Act of 1940, as amended (the “1940 Act”), which applies to the Fund, a person or entity that owns more than 25% of the voting interest in a company is presumptively deemed to be a control person of that company, while a person or entity that owns 25% or less of the voting interest in a company is presumptively deemed not to be a control person of that company. Prior to the New Mountain Transaction, Andrew Berg, H&B’s Chief Executive Officer and Founder, was H&B’s only presumptive control person based on his greater than 25% voting ownership percentage. Shortly after the New Mountain Transaction, Mr. Berg sold some of his voting interests in H&B to other H&B employees such that his voting ownership interest in H&B decreased to below 25% (the “H&B Internal Transactions”). Consequently, following the New Mountain Transaction and the H&B Internal Transactions (collectively referred to as the “Transactions”), Mr. Berg is no longer a presumptive control person of H&B by virtue of his ownership interest in H&B. In addition, because Mr. Berg does not indirectly own a greater than 25% ownership interest in HBWM, he is not a presumptive control person of that entity. H&B and NMSEF are HBWM’s only presumptive direct or indirect control persons by virtue of their voting ownership interests in HBWM. New Mountain Strategic Investments GP I, LLC (“NMSI”), which serves as the General Partner of NMSEF, likely would also be viewed as a control person of NMSEF by virtue of that relationship, and therefore also may be viewed as an indirect control person of HBWM. No other person or entity owns a greater than 25% ownership interest in NMSEF.

HBWM does not expect any interruption of the Fund’s daily business as a result of the consummation of the Transactions. The Fund’s portfolio managers, Ford Donohue and Stephanie Lang, will continue managing the Fund without interruption and there will be no changes to the Fund’s portfolio management, investment objectives, principal investment strategies or principal risks.

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Investment Advisory Agreements and Expense Limitation Agreements

Pursuant to the investment advisory agreement between the Fund and H&B in effect prior to September 30, 2021 (the “Previous Advisory Agreement”), H&B served as investment adviser to the Fund. Because the 1940 Act presumptively defines the owner of a greater than 25% voting interest in a company as a control person of that company, the consummation of the Transactions resulted in a change of control of H&B. Under the 1940 Act and the terms of the Previous Advisory Agreement, the consummation of the Transactions constituted an assignment of the Previous Advisory Agreement, resulting in its immediate termination.

At the Meeting, the Board approved the Interim Advisory Agreement. Under the Interim Advisory Agreement, which became effective on September 30, 2021, HBWM provides the same advisory services to the Fund on the same terms provided under the Previous Advisory Agreement. There are no changes to the management fees (other than with respect to the provision which provides that the compensation earned under the Interim Advisory Agreement will be held in an interest-bearing escrow account as required by Rule 15a-4 under the 1940 Act), investment objectives, or principal investment strategies of the Fund or the composition of the Fund’s portfolio management team.

At the Meeting, the Board also approved a new investment advisory agreement (the “New Advisory Agreement”) between the Fund and HBWM, which will be submitted to the shareholders of the Fund for approval at a shareholder meeting called for that purpose. A proxy statement, along with a notice of the shareholder meeting and a proxy ballot with more information regarding the Transactions and the New Advisory Agreement, will be mailed to shareholders of the Fund in October 2021. The shareholder meeting is anticipated to take place in November 2021. The Interim Advisory Agreement will terminate upon the earlier of (i) February 27, 2022; or (ii) the date of approval of the New Advisory Agreement by the shareholders of the Fund.

In addition, at the Meeting, the Board also approved an interim expense limitation agreement (the “Interim ELA”), and a new expense limitation agreement (the “New ELA”) between the Fund and HBWM because the previous expense limitation agreement for the Fund (the “Previous ELA”) terminated with the termination of the Previous Advisory Agreement, and the Interim ELA will terminate with the termination of the Interim Advisory Agreement. The substantive terms of the Interim ELA and the New ELA are identical to those of the Previous ELA, other than the dates of effectiveness. The Interim ELA became effective on September 30, 2021, and the New ELA will be entered into upon shareholder approval of the New Advisory Agreement.

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For more information, or to obtain a copy of the Fund’s Prospectus free of charge, please contact (800) 657-3812.

This Supplement and the Fund's Prospectus provide relevant information for all shareholders and should be retained for future reference.

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PEACHTREE ALTERNATIVE STRATEGIES FUND

Institutional Shares

Supplement dated September 30, 2021 to the Statement of Additional Information (“SAI”), dated August 30, 2021

This Supplement provides new and additional information beyond that in, and should be read in conjunction with, the Fund’s SAI.

Investment Adviser Change in Control

Homrich & Berg, Inc. (“H&B”), the Fund’s investment adviser, entered into an agreement to sell a minority ownership interest in its firm to NMSEF I Holdings V, L.P. (“NMSEF”) (as successor to New Mountain Strategic Equity Fund I, L.P. by assignment) and NMC HB, Inc. (“NMCHB”), both of which are affiliates of New Mountain Capital, LLC, a growth-oriented investment firm with over $30 billion in assets under management (NMSEF and NMCHB are hereinafter collectively referred to as “New Mountain”). To effectuate this agreement, H&B created a new subsidiary, HB Wealth Management, LLC (“HBWM”), and contributed substantially all of its assets to HBWM in exchange for a majority ownership interest (59.15%) in HBWM, with other legacy owners of H&B owning an additional 0.85% interest in HBWM through an entity known as HB Legacy Owners LLC. NMSEF and NMCHB then invested in HBWM in exchange for a minority ownership interest in HBWM (NMSEF 38.82% and NMCHB 1.18%) (the “New Mountain Transaction”). In connection with these transactions, HBWM assumed the rights and obligations formerly held by H&B. The New Mountain Transaction closed on September 30, 2021, and HBWM now serves as the interim investment adviser to the Fund pursuant to an interim investment advisory agreement between the Fund and HBWM (the “Interim Advisory Agreement”) that was approved by the Fund’s Board of Trustees (the “Board”) at a meeting held on September 22, 2021 (the “Meeting”).

Under the Investment Company Act of 1940, as amended (the “1940 Act”), which applies to the Fund, a person or entity that owns more than 25% of the voting interest in a company is presumptively deemed to be a control person of that company, while a person or entity that owns 25% or less of the voting interest in a company is presumptively deemed not to be a control person of that company. Prior to the New Mountain Transaction, Andrew Berg, H&B’s Chief Executive Officer and Founder, was H&B’s only presumptive control person based on his greater than 25% voting ownership percentage. Shortly after the New Mountain Transaction, Mr. Berg sold some of his voting interests in H&B to other H&B employees such that his voting ownership interest in H&B decreased to below 25% (the “H&B Internal Transactions”). Consequently, following the New Mountain Transaction and the H&B Internal Transactions (collectively referred to as the “Transactions”), Mr. Berg is no longer a presumptive control person of H&B by virtue of his ownership interest in H&B. In addition, because Mr. Berg does not indirectly own a greater than 25% ownership interest in HBWM, he is not a presumptive control person of that entity. H&B and NMSEF are HBWM’s only presumptive direct or indirect control persons by virtue of their voting ownership interests in HBWM. New Mountain Strategic Investments GP I, LLC (“NMSI”), which serves as the General Partner of NMSEF, likely would also be viewed as a control person of NMSEF by virtue of that relationship, and therefore also may be viewed as an indirect control person of HBWM. No other person or entity owns a greater than 25% ownership interest in NMSEF.

HBWM does not expect any interruption of the Fund’s daily business as a result of the consummation of the Transactions. The Fund’s portfolio managers, Ford Donohue and Stephanie Lang, will continue managing the Fund without interruption and there will be no changes to the Fund’s portfolio management, investment objectives, principal investment strategies or principal risks.

1

Investment Advisory Agreements and Expense Limitation Agreements

Pursuant to the investment advisory agreement between the Fund and H&B in effect prior to September 30, 2021 (the “Previous Advisory Agreement”), H&B served as investment adviser to the Fund. Because the 1940 Act presumptively defines the owner of a greater than 25% voting interest in a company as a control person of that company, the consummation of the Transactions resulted in a change of control of H&B. Under the 1940 Act and the terms of the Previous Advisory Agreement, the consummation of the Transactions constituted an assignment of the Previous Advisory Agreement, resulting in its immediate termination.

At the Meeting, the Board approved the Interim Advisory Agreement. Under the Interim Advisory Agreement, which became effective on September 30, 2021, HBWM provides the same advisory services to the Fund on the same terms provided under the Previous Advisory Agreement. There are no changes to the management fees (other than with respect to the provision which provides that the compensation earned under the Interim Advisory Agreement will be held in an interest-bearing escrow account as required by Rule 15a-4 under the 1940 Act), investment objectives, or principal investment strategies of the Fund or the composition of the Fund’s portfolio management team.

At the Meeting, the Board also approved a new investment advisory agreement (the “New Advisory Agreement”) between the Fund and HBWM, which will be submitted to the shareholders of the Fund for approval at a shareholder meeting called for that purpose. A proxy statement, along with a notice of the shareholder meeting and a proxy ballot with more information regarding the Transactions and the New Advisory Agreement, will be mailed to shareholders of the Fund in October 2021. The shareholder meeting is anticipated to take place in November 2021. The Interim Advisory Agreement will terminate upon the earlier of (i) February 27, 2022; or (ii) the date of approval of the New Advisory Agreement by the shareholders of the Fund.

In addition, at the Meeting, the Board also approved an interim expense limitation agreement (the “Interim ELA”), and a new expense limitation agreement (the “New ELA”) between the Fund and HBWM because the previous expense limitation agreement for the Fund (the “Previous ELA”) terminated with the termination of the Previous Advisory Agreement, and the Interim ELA will terminate with the termination of the Interim Advisory Agreement. The substantive terms of the Interim ELA and the New ELA are identical to those of the Previous ELA, other than the dates of effectiveness. The Interim ELA became effective on September 30, 2021, and the New ELA will be entered into upon shareholder approval of the New Advisory Agreement.

Appointment of New Board Chair and Appointment of New Officer

Effective as of September 21, 2021, Catherine Abely has been appointed as Chairwoman of the Board. In addition, effective as of September 22, 2021, Greg Knoth has resigned as the Treasurer, Principal Financial Officer and Principal Accounting Officer of the Fund and Zachary Richmond has been appointed as the Treasurer, Principal Financial Officer and Principal Accounting Officer of the Fund.

Changes to SAI

In connection with the appointment of Catherine Abely as Chairwoman and the appointment of Zachary Richmond as the Treasurer, Principal Financial Officer and Principal Accounting Officer, the changes described below to the Fund’s SAI are effective immediately.

The table for the Trustees within the subsection entitled “Trustees” within the section entitled “Board of Trustees” on page 15 of the SAI is deleted in its entirety and replaced with the following:

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Name and Year of Birth	Position(s) Held with Company	Term of Office and Length of Time Served(2)	Principal Occupation(s) During Past Five Years	Number of Funds in Complex Overseen by Trustee	Other Directorships Held by Trustee During the Past 5 Years
Interested Trustee(1):
Stephanie Lang Born: 1974	Trustee	Since 2016	Principal and Chief Investment Officer of the Adviser (since 2005).	1	None
Independent Trustees:
Catherine Abely Born: 1961	Trustee and Chairwoman; Member, Audit Committee; Chairwoman and Member, Nominating and Valuation Committees	Since 2016	Principal, Mercer Investments (2019 to present); Investment Director; Children’s Healthcare of Atlanta, Inc. (2000 – 2018).	1	None
Conrad S. Ciccotello Born: 1960	Trustee; Lead Independent Trustee; Chairman/Member, Audit Committee; Member, Nominating and Valuation Committees	Since 2016	Professor and Director of the Reiman School of Finance in Daniels College of Business at the University of Denver (since July 2017); Associate Professor of Risk Management and Insurance, Robinson College of Business, Georgia State University (1999- June 2017).	1	Tortoise Capital Advisers Fund Complex (7 portfolios) and CorEnergy Infrastructure

The information for Greg Knoth in the table for the Officers within the subsection entitled “Principal Officers who are Not Trustees” within the section entitled “Board of Trustees” on page 16 of the SAI is deleted in its entirety and replaced with the following:

Zachary Richmond(3) Born: 1980	Treasurer, Principal Financial Officer and Principal Accounting Officer	Since 2021	Vice President, Director of Financial Administration for Ultimus Fund Solutions, LLC (February 2019 - Present); Treasurer and Chief Financial Officer of Unified Series Trust (November 2014 - Present); Treasurer and Chief Financial Officer of Commonwealth International Series Trust (September 2015 -Present); Treasurer of Oak Associates Funds (April 2019 - Present); Treasurer of Centaur Mutual Funds Trust (April 2019 - Present); and Assistant Vice President, Associate Director of Financial Administration for Ultimus Fund Solutions, LLC (December 2015 - February 2019).

In the subsection entitled “Overview of Risk Management” within the section entitled “Board of Trustees” on page 18 of the SAI, the first paragraph is deleted in its entirety and replaced with the following:

The Board is currently comprised of 3 Trustees. The Trustees have designated Catherine Abely as the Chairwoman of the Board. The Independent Trustees have designated Conrad S. Ciccotello as the Lead Independent Trustee. The Lead Independent Trustee chairs executive sessions of the Independent Trustees, reviews and comments on Board meeting agendas, represents the views of the Independent Trustees to management and facilitates communication among the Independent Trustees.

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For more information, or to obtain a copy of the Fund’s SAI free of charge, please contact (800) 657-3812.

This Supplement and the Fund’s SAI provide relevant information for all shareholders and should be retained for future reference.